EXECUTION COPY

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                            -----------------------

                               PURCHASE AGREEMENT

                            -----------------------


                           dated as of July 13, 1998,


                                      among


                                 ROBERT KAPLAN,
                             DEBORAH KAPLAN-BROOKS,
                                 BARTON KAPLAN,
                                 EDWARD KAPLAN,


                        CAREMATRIX OF MASSACHUSETTS, INC.

                                       and

                             CAREMATRIX CORPORATION


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


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                          ARTICLE I

                                         DEFINITIONS

1.01.  Certain Defined Terms..................................................1
1.02.  Other Defined Terms....................................................7
1.03.  Use of Defined Terms...................................................8

                                         ARTICLE II

                                      PURCHASE AND SALE

2.01.  Purchase and Sale......................................................8
2.02.  Purchase Price.........................................................8
2.03.  Closing................................................................8
2.04.  Purchase Price Adjustment..............................................9

                                         ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.01.  Authority of Sellers..................................................11
3.02.  Organization and Qualification of the Companies.......................12
3.03.  Capital Stock or Membership Interests of Each Company.................12
3.04.  Subsidiaries..........................................................12
3.05.  No Conflict...........................................................13
3.06.  Financial Statements..................................................13
3.07.  Labor Matters.........................................................13
3.08.  Absence of Certain Changes or Events..................................13
3.09.  Absence of Litigation.................................................16
3.10.  Compliance with Laws..................................................16
3.11.  Consents, Approvals, Licenses, Etc....................................16
3.12.  Personal Property.....................................................17
3.13.  Real Property.........................................................17
3.14.  Employee Benefit Matters..............................................19
3.15.  Taxes.................................................................19
3.16.  Material Contracts....................................................21
3.17.  Brokers...............................................................22
3.18.  Insurance.............................................................22

                                      (ii)

3.19.  No Undisclosed Liabilities............................................22
3.20.  Environmental Matters.................................................23
3.21.  Affiliate Transactions................................................24
3.22.  Constituent Documents.................................................24
3.23.  No Powers of Attorney.................................................24

                                         ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Incorporation and Authority of the Purchaser..........................25
4.02.  No Conflict...........................................................25
4.03.  Consents and Approvals................................................25
4.04.  Absence of Litigation.................................................26
4.05.  Investment Purpose....................................................26
4.06.  Financing.............................................................26
4.07.  Brokers...............................................................27

                                          ARTICLE V

                                    ADDITIONAL AGREEMENTS

5.01.  Conduct of Business Prior to the Closing..............................27
5.02.  Access to Information.................................................30
5.03.  Confidentiality.......................................................31
5.04.  Regulatory and Other Authorizations; Releases; Consents...............31
5.05.  Investigation.........................................................32
5.06.  Disclosure............................................................33
5.07.  No Solicitation of Employees..........................................33
5.08.  Intellectual Property.................................................33
5.09.  Further Action........................................................33
5.10.  Operating Agreement...................................................33
5.11.  Construction of Projects under Development............................34
5.12.  Pharmacy and Home Health Companies....................................34
5.13.  Taking................................................................35

                                         ARTICLE VI

                                      EMPLOYEE MATTERS

6.01.  Employee Benefit Plans................................................36

                                     (iii)


                                   ARTICLE VII

                                   TAX MATTERS

7.01.  Tax Indemnities.......................................................36
7.02.  Refunds and Tax Benefits..............................................37
7.03.  Contests..............................................................38
7.04.  Preparation of Tax Returns............................................39
7.05.  Section 338(h)(10) Election...........................................39
7.06.  Cooperation and Exchange of Information...............................40
7.07.  Conveyance Taxes......................................................41
7.08.  Miscellaneous.........................................................41

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

8.01.  Conditions to Obligations of the Sellers..............................42
8.02.  Conditions to Obligations of the Purchaser............................43

                                   ARTICLE IX

                                 INDEMNIFICATION

9.01.  Survival..............................................................45
9.02.  Indemnification by the Purchaser......................................45
9.03.  Indemnification by the Sellers........................................46
9.04.  Indemnification Procedures............................................47

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

10.01.  Termination..........................................................49
10.02.  Effect of Termination................................................50
10.03.  Waiver...............................................................50

                                      (iv)

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01.  Expenses.............................................................50
11.02.  Notices..............................................................50
11.03.  Public Announcements.................................................52
11.04.  Headings.............................................................52
11.05.  Severability.........................................................52
11.06.  Entire Agreement.....................................................53
11.07.  Assignment...........................................................53
11.08.  No Third-Party Beneficiaries.........................................53
11.09.  Waivers and Amendments...............................................53
11.10.  Guarantee............................................................53
11.11.  Specific Performance.................................................54
11.12.  Governing Law........................................................54
11.13.  Counterparts.........................................................55


SCHEDULES

Schedule I                 Ownership of Companies
Schedule II                Pro Rata Shares
Schedule 2.02(A)           Allocation of Purchase Price
Schedule 2.02(B)           Debt
Schedule 5.04(c)           Guarantees


EXHIBITS

Exhibit A                  Form of Operating Agreement
Exhibit 5.12               Put/Call Term Sheet
Exhibit 5.12(f)            Services Price
Exhibit 8.01(e)            Form of Stock Option Agreement

     PURCHASE AGREEMENT, dated as of July 13, 1998, among ROBERT KAPLAN, DEBORAH KAPLAN-BROOKS, BARTON KAPLAN and EDWARD KAPLAN (each, a "Seller" and, collectively, the "Sellers"), CAREMATRIX OF MASSACHUSETTS, INC., a Delaware corporation (the "Purchaser"), and CAREMATRIX CORPORATION, a Delaware corporation ("CareMatrix"), as Guarantor.

     WHEREAS, each Seller owns: (i) the issued and outstanding shares of common stock of Alandco Development Corporation, a New Jersey corporation ("Alandco"), and SeniorCare Group, Ltd., a New York corporation (collectively, the "Corporations"), having the par value indicated thereon, set forth opposite such Seller's name on Part I of Schedule I hereto (such shares of all Sellers collectively, the "Shares"); and (ii) the membership interests in Westbury Home Operating Company, LLC, a New York limited liability company, Island Manor Operating Company, LLC, a New York limited liability company, South Shore Associates, LLC, a New York limited liability company, Shirlbart Real Estate Operating Company, LLC, a New York limited liability company, Seniorland Company, LLC, a New York limited liability company, and The Islandia Community for Seniors Operating Company, LLC, a New York limited liability company (collectively, the "Limited Liability Companies", and, together with the Corporations, the "Companies"), set forth opposite such Seller's name on Part II of Schedule I hereto (such membership interests of all Sellers collectively being the "Membership Interests", and, together with the Shares, the "Interests"); and

     WHEREAS, each Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from each Seller, such Seller's Interests, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser, each Seller and CareMatrix hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

     "Action" means any claim, action, suit, arbitration, investigation, audit or proceeding by or before any Governmental Authority or arbitrator.

     "Affiliate" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" means this Purchase Agreement, dated as of July 13, 1998, among the Sellers, the Purchaser and CareMatrix (including the Schedules and Exhibits hereto, and the Disclosure Schedule) and all amendments and modifications hereto made in accordance with Section 11.09.

     "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or condition of the Companies, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, tenant lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City or Boston.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

     "Code" means the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, and any successor statutes thereto.

     "Confidentiality Agreement" means the letter agreement dated as of April 6, 1998, between Salomon Smith Barney, on behalf of SeniorCare Group, and the Purchaser.

     "Contracted Real Property" means, with respect to any Company, the real property for which there exists any option contract, purchase and sale contract, or letter of intent to which such Company is a party, together with all buildings and other structures, facilities or improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Company attached thereto and all easements, licenses, rights and appurtenances related to the foregoing.

     "Control" (including the terms "controlled by" or "under common control with"), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Disclosure Schedule" means the Disclosure Schedule dated as of the date of this Agreement delivered to the Purchaser by the Sellers.

     "EL" means the Education Law of the State of New York.

     "Encumbrance" means any security interest, pledge, mortgage, lien, charge, levy, assessment, adverse claim of ownership or use, or other encumbrance of any kind.

     "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or common law, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, in each case in effect as of the date hereof.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Financial Statements" means the 1997 Financial Statements and the Interim Financial Statements.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time applied consistently throughout the periods involved.

     "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state or local.

     "Governmental Order" means any order, judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Material" means (A) any petroleum or petroleum products, by-products, or breakdown products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Income Tax" means any and all Taxes based upon, measured by or calculated with respect to gross or net income or receipts (including, but not limited to, any capital gains and alternative minimum taxes).

     "Intellectual Property Rights" means all (i) registrations of trademarks, service marks, logos, corporate names, trade names or other trade rights of each Seller Entity, (ii) pending applications by each Company for any such registrations, (iii) rights in or to patents and copyrights and pending applications therefor of each Company and (iv) each Company's rights to other trademarks, service marks, logos, corporate names, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered.

     "InterCompany Transaction" has the meaning set forth in Section 1.1502-13 of the U.S. Department of Treasury regulations promulgated under the Code.

     "Interim Balance Sheet Date" means April 30, 1998.

     "Interim Combined Balance Sheet" means the unaudited combined balance sheets of the Companies as of the Interim Balance Sheet Date, in each case prepared in accordance with GAAP consistent with the 1997 Financial Statements.

     "Interim Financial Statements" means the Interim Combined Balance Sheet and the unaudited combined statement of income of the Companies for the four-month period ended on the Interim Balance Sheet Date, in each case prepared in accordance with GAAP consistent with the 1997 Financial Statements.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

     "IRS" means the United States Internal Revenue Service.

     "knowledge" or "known" means, with respect to any matter in question, with respect to any Seller, the actual knowledge of such Seller.

     "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order or rule of common law.

     "Leases" means, with respect to any Company, the leases for such Company's Leased Real Property, copies of which have been made available by the Sellers to the Purchaser.

     "Leased Real Property" means, with respect to any Company, the real property leased by such Company, as tenant or lessor, together with, to the extent leased by such Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

     "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorney's fees) actually suffered or incurred by such Person.

     "Material Adverse Effect" means any change or effect that is materially adverse to the results of operations or the financial condition of the Companies, taken as a whole.

     "NJAC" means the New Jersey Administrative Code, as amended from time to time.

     "NYCRR" means the Codes, Rules and Regulations of the State of New York, as amended from time to time.

     "1997 Combined Balance Sheet" means the audited combined balance sheet of the Companies as of December 31, 1997, together with the notes thereon, in each case prepared in accordance with GAAP.

     "1997 Financial Statements" means the 1997 Combined Balance Sheet and the audited combined statements of income and cash flow of the Companies for the 12-month period ended on December 31, 1997, together with the notes thereon, in each case prepared on a basis consistent with GAAP.

     "Owned Real Property" means, with respect to any Company, the real property owned by such Company, together with all buildings and other structures, facilities or improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Company attached thereto and all easements, licenses, rights and appurtenances related to the foregoing.

     "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business of any Company, (ii) Encumbrances for Taxes not yet payable and for Taxes being contested in good faith, (iii) Encumbrances arising out of, under or in connection with this Agreement and (iv) Encumbrances and imperfections of title the existence of which would not materially affect the use of the property subject thereto.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

     "PHL" means the Public Health Law of the State of New York.

     "Project" means the Project under Construction and the Projects under Development, collectively.

     "Project under Construction" means that certain facility of South Shore Associates, LLC, located at 8 Freer Street, Lynbrook, New York.

     "Projects under Development" means collectively those certain proposed facilities of Seniorland Company, LLC, located at 9 Hempstead Turnpike, Farmingdale, New York and 1600 Express Drive South, Brentwood, New York, and that certain proposed facility of South Shore Associates, LLC, located at 1515 Veterans Memorial Highway, Hauppage, New York.

     "Pro Rata Share" means, with respect to any Seller for any amount, the product of the percentage set forth opposite such Seller's name on Schedule II hereto and such amount.

     "Salomon Smith Barney" means Smith Barney Inc. and Salomon Brothers Inc, doing business together as "Salomon Smith Barney".

     "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     "Total Working Capital" means the total combined current assets minus the total combined current liabilities of the Companies, which shall not include (i) any fees, not to exceed 1% of the aggregate indebtedness outstanding, payable by the Companies pursuant to the agreements governing the indebtedness described in
Schedule 2.02(B) and (ii) the current portion of any long-term indebtedness, as shown on the Closing Balance Sheet.

     SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                                   Section
----                                                                   -------

Alandco                                                                Recitals
Allocation                                                             7.05(b)
Benefit Plans                                                          3.14(a)
CareMatrix                                                             Preamble
Closing                                                                2.03(a)
Closing Balance Sheet                                                  2.04(b)
Closing Date                                                           2.03(a)
Companies                                                              Recitals
Contest                                                                7.03(b)
Corporations                                                           Recitals
Debt Consents                                                          8.02(f)
Designated Amount                                                      2.04(d)
Elections                                                              7.05(a)
Expiration Date                                                        5.12(a)
Guarantees                                                             5.04(c)
Indemnified Party                                                      9.04(a)
Indemnifying Party                                                     9.04(a)
Independent Accounting Firm                                            2.04(d)
Interests                                                              Recitals
Licenses                                                               3.11(b)
Limited Liability Companies                                            Recitals
Material Contracts                                                     3.16(a)
Membership Interests                                                   Recitals
NALPAK                                                                 5.11
Operating Agreement                                                    5.10
Post-Closing Date Tax Benefit                                          7.02(b)
Purchase Price                                                         2.02
Purchaser                                                              Preamble
Purchaser Indemnified Party                                            9.03(a)
Purchaser's Accountants                                                2.04(d)
Put/Call Entities                                                      5.12(a)
Put/Call Notice                                                        5.12(a)
Put/Call Price                                                         5.12(c)
Seller Indemnified Party                                               9.02(a)
Sellers                                                                Preamble
Sellers' Accountants                                                   2.04(b)
Sellers' Threshold Amount                                              9.03(b)




                                        8

Shares                                                                 Recitals
Third Party Sale                                                       5.12(c)
Threshold Amount                                                       7.01(d)

     SECTION 1.03. Use of Defined Terms. The meanings of the terms defined in this Agreement shall be applicable to the singular as well as the plural forms of such terms, unless otherwise stated.


                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, such Seller's Interests.

     SECTION 2.02. Purchase Price. The aggregate purchase price (the "Purchase Price") shall be the sum of (a) $104,000,000 and (b) the aggregate amount, not to exceed 1% of the indebtedness outstanding, of any fees payable by the Companies pursuant to the agreements governing the indebtedness described in
Schedule 2.02(B) in cash, which shall be allocated among the Interests of the Sellers in the manner set forth in Schedule 2.02(A) hereof. The Purchase Price shall be subject to adjustment in accordance with Sections 2.04 and 8.02(f) and shall be increased by $1,000,000 in the event the indebtedness described in
Schedule 2.02(B) is discharged at the Closing (without any additional amounts for prepayment penalties, premiums or similar charges unless specifically agreed to by the Purchaser). The Purchase Price shall be payable as provided in Section 2.03(c).

     SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, on the last Business Day of the month during which the later of the following occurs:
(i) the expiration or termination of the applicable waiting periods under the HSR Act, if any, and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or at such other time or on such other date or at such other place as each Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     (b) At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser: (i) stock certificates evidencing such Seller's Shares duly endorsed in blank or accompanied by stock powers duly executed in blank; (ii) membership certificates evidencing such Seller's Membership Interests duly endorsed in blank or accompanied by transfer powers duly executed in blank; and (iii) the certificate required to be delivered pursuant to Section 8.02(a).

     (c) At the Closing, the Purchaser shall deliver to each Seller: (i) its Pro Rata Share of the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by such Seller in a written notice to the Purchaser; and (ii) the certificate required to be delivered pursuant to Section 8.01(a).

     (d) All action to be taken at the Closing shall be effective as of 11:59 p.m. on the Closing Date.

     SECTION 2.04. Purchase Price Adjustment. (a) The Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this
Section 2.04.

     (b) As soon as practicable (but in no event later than 90 calendar days following the Closing Date), the Sellers shall jointly prepare and deliver to the Purchaser a combined balance sheet for the Companies (the "Closing Balance Sheet") as of the Closing Date. The Closing Balance Sheet shall be accompanied by the report thereon of KPMG Peat Marwick LLP, independent accountants of the Sellers (the "Sellers' Accountants"), stating that the Closing Balance Sheet fairly presents in all material respects the combined financial position of the Companies in accordance with GAAP applied on a basis consistent with the preparation of the 1997 Combined Balance Sheet. During the preparation of the Closing Balance Sheet by the Sellers and the period of any dispute provided for in Section 2.04(d), the Purchaser shall provide each Seller and the Sellers' Accountants reasonable access to the books, records, facilities and employees of each Company, and the Purchaser shall cooperate reasonably with the Sellers' Accountants, in each case to the extent required by any such Seller and the Sellers' Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute.

     (c) Subject to the limitations set forth in Section 2.04(d), within 30 Business Days after the date of receipt by the Purchaser of the Closing Balance
Sheet:

     (i) If the amount of the Total Working Capital on the Closing Balance Sheet is less than zero, each Seller shall immediately pay to the Purchaser, as an adjustment to the Purchase Price, an amount equal to its Pro Rata Share of such difference; and

     (ii) If the amount of the Total Working Capital on the Closing Balance Sheet is greater than zero, the Purchaser shall immediately pay, as an adjustment to the Purchase Price, to each Seller, an amount equal to such Seller's Pro Rata Share of such excess.

     (d) If not disputed by the Purchaser in accordance with this Section 2.04(d), the Closing Balance Sheet delivered by the Sellers to the Purchaser shall be final, binding and conclusive on the parties hereto. The Purchaser may dispute any amount reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amount in the aggregate would be to change the Total Working Capital by more than $50,000 (the "Designated Amount"), but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Interim Combined Balance Sheet; provided, however, that the Purchaser shall notify each Seller and the Sellers' Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 Business Days of the Purchaser's receipt of the Closing Balance Sheet. In the event of such a dispute, each Seller and the Purchaser shall negotiate in good faith to reconcile their differences. If such dispute has not been resolved within 10 Business Days after the notice referred to in the preceding sentence has been given, Price Waterhouse Coopers LLP (the "Purchaser's Accountants") and the Sellers' Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Sellers' Accountants leaves in dispute amounts the net effect of which in the aggregate would be to change the Total Working Capital by less than the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved as such amounts are set forth on the Closing Balance Sheet, and such resolution shall be final, binding and conclusive on the parties hereto. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach a resolution, leaving in dispute amounts the net effect of which in the aggregate would change the Total Working Capital by at least the Designated Amount, the Purchaser's Accountants and the Sellers' Accountants shall submit the items remaining in dispute that the Purchaser shall be entitled to dispute by the terms of this
Section 2.04(d) for resolution to Deloitte & Touche LLP or such independent accounting firm as may be mutually acceptable to each Seller and the Purchaser (the "Independent Accounting Firm"), which shall, within 30 Business Days of such submission, determine and report to each Seller and the Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on each Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by the Sellers or the Purchaser (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The amount of such fees and disbursements allocated to the Sellers pursuant to the immediately preceding sentence shall be allocated to each Seller in accordance with its Pro Rata Share of such amount. Any amount that is payable under Section 2.04(c), including, without limitation, any portion thereof that is subject to dispute under this Section 2.04(d) shall be paid by the Sellers (each in accordance with its Pro Rata Share of such amount) or the Purchaser, as the case may be, by wire transfer in immediately available funds to an account or accounts designated by the

Sellers or the Purchaser, as applicable, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

     (e) In acting under this Agreement, the Sellers' Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

     (f) Any payment required to be made by the Sellers or the Purchaser pursuant to Section 2.04(c) shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time, as its base rate plus 2%, from the Closing Date to the date of such payment.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller represents and warrants to the Purchaser as follows:

     SECTION 3.01. Authority of Sellers. Such Seller has the legal right, power and authority to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Sellers and the Purchaser of this Agreement) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.02. Organization and Qualification of the Companies. Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all material respects as currently conducted by such Company, except for such failures which, when taken together with all such failures, would not have a Material Adverse Effect. Each Company is duly qualified as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws or certificates of formation and limited liability company agreements, if any, as applicable, of each Company, each of the foregoing as amended to the date of this Agreement, have been made available for review by the Purchaser.

     SECTION 3.03. Capital Stock or Membership Interests of Each Company. The Shares constitute all the issued and outstanding shares of capital stock of the Corporations, respectively. The Membership Interests constitute all the issued and outstanding membership interests in the Limited Liability Companies, respectively. The Shares and Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock or membership interests, as the case may be, of any Company obligating any Company to issue or sell any of its shares of capital stock or membership interests, as the case may be. Such Seller owns the Shares and Membership Interests set forth opposite such Seller's name on Parts I and II, respectively, of Schedule I hereto, free and clear of all Encumbrances, except for any Encumbrances arising out of, under or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other similar such agreements or arrangements in effect with respect to the voting or transfer of the Shares or Membership Interests.

     SECTION 3.04. Subsidiaries. There are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities in which any Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. No Company is a member of any partnership, nor is any Company a participant in any joint venture or similar arrangement.

     SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.11 have been obtained and all filings and notifications listed in Section 3.11 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by such Seller does not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation, articles of organization or by-laws (or other comparable corporate or limited liability company charter documents) of any of the Companies; (b) conflict with or violate any Law or Governmental Order applicable to such Seller or any Company, except as would not, individually or in the aggregate, have a Material Adverse Effect; or (c)(i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iv) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (v) result in the creation or imposition of any Encumbrance upon any Seller or the Companies or any of their respective assets and properties, in each case pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which such Seller or any Company is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.06. Financial Statements. True and complete copies of the Financial Statements have been delivered to the Purchaser. The Financial Statements fairly present in all material respects the financial position and results of operations of the business of each Company as of each date and for the period covered thereby in conformity with GAAP.

     SECTION 3.07. Labor Matters. No Company is a party to any labor agreement with respect to its employees with any labor organization, group or association. Except where the failure to comply would not have a Material Adverse Effect, each Company is in compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours. Except as would not have a Material Adverse Effect, as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against any Company pending before the National Labor Relations Board or any comparable state agency; (b) there is no labor strike, labor disturbance or work stoppage pending against any Company, and (c) to the knowledge of any of the Sellers or any of the Companies there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of any Company.

     SECTION 3.08. Absence of Certain Changes or Events. Since the Interim Balance Sheet Date to the date of this Agreement and except as set forth in
Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement, the business of the Companies has been conducted in the ordinary course of business consistent with past practice. As amplification and not limitation of the foregoing, between the Interim Balance Sheet Date and the date of this Agreement, there has not been:

          (a) any event that has had a Material Adverse Effect;

          (b) except in the ordinary course of business consistent with past practice, any Encumbrance of any kind created on any properties or assets (whether tangible or intangible) of any Company, other than (i) Permitted Encumbrances, (ii) Encumbrances that will be released at or prior to the Closing and (iii) Encumbrances on assets having a value not exceeding $500,000 in the aggregate for all Companies;

          (c) except in the ordinary course of business consistent with past practice, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of any Company having an aggregate value, together with any such sale, arrangement, transfer, lease, disposition or agreement with respect to the fixed assets of all Companies, exceeding $500,000;

          (d) any acquisition (by merger, consolidation, or acquisition of stock, interests or assets) by any Company of any Person or division thereof;

          (e) except in the ordinary course of business consistent with past practice, (i) any incurrence by any Company of any indebtedness for borrowed money, (ii) any issuance by any Company of any debt securities or
     (iii) any assumption, granting, guarantee or endorsement, or other accommodation arrangement making any Company responsible for, the Liabilities of any Person (other than another Company), (iv) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any of the Companies under, any indebtedness or liability of or owing to any of the Companies (in either case other than any indebtedness or other liability of one Company owing to any other Company) in the case of (i),
     (ii), (iii) and (iv) above, having an aggregate value for all Companies exceeding $500,000;

          (f) any material change in any method of accounting or accounting practice used by any Company, other than such changes required by GAAP;

          (g) except in the ordinary course of business consistent with past practice, (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock or membership interests of any of the Companies or (ii) any direct or indirect redemption, purchase or other acquisition by any of the Companies of any Shares or Membership Interests;

          (h) any authorization, issuance, sale or other disposition by any of the Companies of any shares of capital stock of, options, or membership interests with respect to any of the Companies, or any modification or amendment of any right of any holder of any Shares or Membership Interests;

          (i) except for agreements, arrangements or transactions (i) having an individual value of less than $250,000 and an aggregate value of less than $1,000,000 with respect to all the Companies and (ii) in the ordinary course of business consistent with past practice, any agreement, arrangement or transaction between any Company and any of its Affiliates; or

          (j) (x) any increase in the salary, wages or other compensation of (A) any officer, employee or consultant of any of the Companies whose annual salary is, or after giving effect to such change would be, $100,000 or more, or (B) any other officer, employee or consultant of any of the Companies except in the ordinary course of business consistent with past practice; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plans, employment contract or other employee compensation arrangements; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent that the option that such Company reasonably believed to be the least costly was chosen;

          (k) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of any of the Companies in an aggregate amount exceeding $100,000;

          (l) any work stoppage, discontinuation, or unanticipated delay on any of the Projects;

          (m) any net write-off or write-down of or any determination to write-off or down any of the assets and properties, net of any reversals of unnecessary reserves, of any of the Companies in an aggregate amount exceeding $100,000;

          (n) any (x) reorganization, liquidation or dissolution of any of the Companies or (y) business combination involving any of the Companies and any other Person;

          (o) except as related to the Projects, capital expenditures or commitments for additions to property, plant or equipment of any of the Companies constituting capital assets in an aggregate amount exceeding $250,000;

          (p) any agreement to take any actions specified in this Section 3.08, except for this Agreement.

     SECTION 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date of this Agreement (a) there are no Actions pending against such Seller, any Company or any of the assets or properties of any Company that, individually or in the aggregate, would have a Material Adverse Effect or would prevent such Seller from consummating the transactions contemplated hereby, (b) no Company or any of its assets and properties are subject to any Governmental Order having a Material Adverse Effect and (c) there are no facts or circumstances known to any Seller or any of the Companies on the date hereof that could reasonably be expected by such Seller or Company to give rise to any Action that would be required to be disclosed pursuant to this Section 3.09.

     SECTION 3.10. Compliance with Laws. Each Company and the conduct of the business of such Company is in compliance with all applicable Laws, except (a) as set forth on Section 3.10 of the Disclosure Schedule or (b) where the failure to comply would not have a Material Adverse Effect. Neither such Seller nor any Company has received any written notice to the effect that such Seller or such Company, respectively, is not in compliance with any applicable Laws except (x) as set forth on Section 3.10 of the Disclosure Schedule or (y) where the failure to comply would not have a Material Adverse Effect.

     SECTION 3.11. Consents, Approvals, Licenses, Etc. (a) Except as set forth on Section 3.11(a) of the Disclosure Schedule, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other person or entity, is required to be made or obtained by such Seller or any Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except:
(i) applicable requirements, if any, of the HSR Act; (ii) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications would not, individually or in the aggregate, prevent such Seller from performing its obligations under this Agreement and would not have a Material Adverse Effect; and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     (b) Except as set forth on Section 3.11(b) of the Disclosure Schedule, each Company and, to the extent necessary to the conduct of such Company's business, such Seller, have obtained, and maintain in force, all licenses, permits, registrations, approvals, franchises, certificates of authority, orders and waivers required from any Governmental Authority ("Licenses") to operate its business in the manner in which such business is currently operated and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the operation of assisted living facilities that provide the services currently provided by such Company at the location of such Company, and all such Licenses are valid and in full force and effect, except where the failure to obtain or maintain such Licenses in full force and effect would not have a Material Adverse Effect. With respect to the Project under Construction, Part I approval from the New York Department of Health has been obtained and all necessary zoning approvals have been received. With respect to each Project under Development application for Part I approval has been made to the New York Department of Health, and with respect to the Farmingdale, New York, property all necessary zoning approvals have been received, with respect to the Brentwood, New York, property "first stage" zoning approval has been received and with respect to the Islandia Plaza property, zoning approvals subject to foot/area review have been received. To the knowledge of such Seller, each employee of each Company has obtained, and maintains in force, all licenses or approvals required to authorize such employee to perform his or her duties on behalf of the applicable Company, except where the failure to obtain or maintain in force such licenses or approvals would not have a Material Adverse Effect.

     SECTION 3.12. Personal Property. Except as disclosed in Section 3.12 of the Disclosure Schedule or as would not have a Material Adverse Effect: (a) each Company owns, has a valid leasehold interest in or has legal right to use all of the tangible personal property necessary to carry on the business of such Company, free and clear of all Encumbrances, except Permitted Encumbrances or Encumbrances reflected on the Interim Financial Statements; (b) all such tangible property is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws; and (c) each Company owns or has a valid license or sublicense to use all Intellectual Property Rights that are necessary to carry on the business of such Company, free and clear of all Encumbrances, except Permitted Encumbrances or Encumbrances reflected on the Interim Financial Statements.

     SECTION 3.13. Real Property. (a) Section 3.13(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of Owned Real Property, (ii) each parcel of Leased Real Property, (iii) each parcel of Contracted Real Property, and (iv) all Encumbrances (other than Permitted Encumbrances) relating to or affecting any parcel of real property referred to in clause (i).

     (b) Except with respect to the Contracted Real Property, the Companies have good and marketable fee simple title to and, except for the Leased Real Property leased to a third party by any of the Companies, the Companies are in possession of each parcel of real property, together with all buildings, structures, facilities, fixtures and other improvements thereon, listed in Section 3.13(a) of the Disclosure Schedule, and in each case such parcel is, except as listed in
Section 3.13(a) of the Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances. The Companies have adequate rights of ingress and egress with respect to such real property, buildings, structures, facilities, fixtures and other improvements. None of the Sellers has knowledge or has received any notice by any Governmental Authority having applicable jurisdiction that any such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

     (c) The Companies have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties for the full term of each respective Lease, except with respect to such properties leased to a third party. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of each Company and, to the knowledge of the Sellers, of each other Person that is a party thereto, and there is no, and no Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. To the knowledge of such Seller no Company owes any brokerage commissions with respect to any such leased space.

     (d) To such Seller's knowledge and in respect of any of the following that are in the Seller's possession, the Sellers have delivered to the Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, Leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, and similar documents, and all amendments thereof, with respect to the real property listed in Section 3.13(a) of the Disclosure Schedule pursuant to clause (i) of paragraph (a) above, (ii) all Leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property listed in Section 3.13(a) of the Disclosure Schedule pursuant to clause (ii) of paragraph (a) above, and (iii) all purchase and sale agreements, option contracts, letters of intent, building plans and specifications (including any amendments and renewal letters to any of the foregoing) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property listed in Section 3.13(a) of the Disclosure Schedule pursuant to clause
(iii) of paragraph (a) above.

     (e) To the knowledge of the Sellers, the improvements on the real property identified in Section 3.13(a) of the Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

     SECTION 3.14. Employee Benefit Matters. (a) Section 3.14(a) of the Disclosure Schedule sets forth a list of each employee benefit plan, program, arrangement and contract maintained or contributed to by any Company (the "Benefit Plans"). Such Seller has made available to the Purchaser a copy of (i) such Benefit Plans, (ii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan, if any.

     (b) Each of the Benefit Plans has been administered in material compliance with its terms and with all applicable Law. With respect to the Benefit Plans, no event has occurred and, to the knowledge of such Seller, there exists no condition or set of circumstances, in connection with which any Company could be subject to any liability with respect to such Benefit Plans which would have a Material Adverse Effect.

     (c) None of the Companies sponsors, maintains or contributes to, nor have any of the Companies ever sponsored, maintained or contributed to, any plan that is an "employee pension benefit plan" within the meaning of ERISA. None of the Companies maintains or is obligated to provide benefits under any life, medical or health plan that provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budged Reconciliation Act of 1985, as amended.

     (d) To the knowledge of the Sellers, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any person covered thereby, or otherwise, which allege violations of Law that could reasonably be expected to result in liability on the part of the Purchaser or the Companies.

     SECTION 3.15. Taxes. (a) Each of the Companies has filed all Tax returns that it was required to file. All such Tax returns were correct and complete in all material respects. All Taxes owed by each of the Companies (whether or not shown on any Tax return) have been paid. Except for Alandco, which is the beneficiary of an extension of time within which to file a Tax return until September 15, 1998, all of the Companies (other than Seniorland Company, LLC) are beneficiaries of extensions of time within which to file a Tax return until July 15, 1998, and it is the intention of the Sellers to file for a further extension with respect to the Companies until October 15, 1998. No claim has ever been made by an authority in a jurisdiction where any Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the respective assets and properties of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes being contested in good faith or Taxes not yet due.

     (b) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) There is no dispute or claim concerning any Tax liability of any of the Companies either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of any of the Companies has knowledge. The Sellers have delivered to the Purchaser true, correct and complete copies of all federal income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since December 31, 1995.

     (d) None of the Sellers or any of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The unpaid Taxes of the Companies did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto).

     (f) None of the Sellers or any of the Companies has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Sellers or any of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate any Company to make any payments that will not be deductible under Code Section 280G. Each Company has disclosed on its federal income Tax returns all positions taken therein that management reasonably believed could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. None of the Sellers or any of the Companies is a party to any Tax allocation or sharing agreement. None of the Sellers nor any of the Companies
(A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was one of the Sellers) or (B) has any liability for the Taxes of any Person (other than the Sellers or the Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (g) Except with respect to a refund of Taxes for the Project under Construction for which a determination has yet to be made by the local taxing authorities, none of the Sellers or any of the Companies has applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction of any of the Sellers or any of the Companies.

     SECTION 3.16. Material Contracts. (a) Section 3.16(a) of the Disclosure Schedule lists the following contracts (collectively, with the Leases listed on Section 3.13(b) of the Disclosure Schedule, the "Material Contracts") in effect as of the date of this Agreement to which any Company is a party:

          (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, purchase order or letter of credit (other than the Leases listed on Section 3.13(b) of the Disclosure Schedule) that such Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by any Company of more than $500,000 within the 12 month period following the date of this Agreement and that is not cancelable by such Company without liability to it within 60 days;

          (ii) any lease of personal property involving any annual expense in excess of $100,000 and not cancelable by such Company without liability to it within 60 days; and

          (iii) any contracts or agreements containing covenants limiting the freedom of any Company to engage in any line of business or compete with any Person;

          (iv) (A) all contracts or agreements (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and not embodied in a contract) involving an obligation of any of the Companies to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $50,000 or any group of employees exceeding $100,000 in the aggregate;

          (v) all contracts and agreements between or among any of the Companies, on the one hand, and any of the Sellers, any officer, director, Affiliate or associate of any Seller or any associate of any such officer, director or Affiliate (other than any of the Companies), on the other hand;

          (vi) all other contracts and agreements that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by or to any of the Companies of more than $100,000 and (B) cannot be terminated within ninety (90) calendar days after giving notice of termination without resulting in any material cost or penalty to any of the Companies; and

          (vii) all contracts, agreements, options, letters of intent, or other memoranda of understanding (including without limitation, all construction, architect, engineering and development contracts) relating to the Projects with any Person.

     (b) No Company is (and, to the knowledge of such Seller, no other party is), as of the date of this Agreement, in breach or violation of, or default under, any of the Material Contracts, where such breach or violation or default would have a Material Adverse Effect. Each Material Contract, and each agreement or arrangement between any Company and any Seller, is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Company that is a party thereto, enforceable against such Company in accordance with its terms and, to the knowledge of such Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have a Material Adverse Effect.

     SECTION 3.17. Brokers. Except for Salomon Smith Barney, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers. The Sellers are solely responsible for the fees and expenses of Salomon Smith Barney (and each Seller is solely responsible for its Pro Rata Share of such fees and expenses).

     SECTION 3.18. Insurance. Each Company is covered by valid and currently effective insurance policies issued in favor of such Company, a Seller or an Affiliate thereof, that, in the reasonable judgment of such Seller, are customary for companies of similar size in the industry and location in which such Company operates.

     SECTION 3.19. No Undisclosed Liabilities. Except as set forth in Section
3.19 of the Disclosure Schedule or on the 1997 Combined Balance Sheet, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997, none of the Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet.

     SECTION 3.20. Environmental Matters. (a) Each Company has obtained all material Licenses which are required in respect to its business, Projects, operations or assets and properties under applicable Environmental Laws. Each Company is in compliance in all material respects with the terms and conditions of all such Licenses and, to Seller's knowledge, with any applicable Environmental Law. The Sellers have provided to the Purchaser true and complete copies of the five environmental site assessments described in Section 3.20 of the Disclosure Schedule,

     (b) to the knowledge of such Seller, except as set forth in Section 3.20 of the Disclosure Schedule (with section references corresponding to those set forth below):

     (i) No Governmental Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, threatened by any Governmental Authority with respect to any alleged failure by any of the Companies to have any License required in connection with the conduct of the business, operations or Projects of any of the Companies or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Material, and there are no facts or circumstances which could reasonably be expected to form the basis for any such Governmental Order, complaint, penalty or investigation.

     (ii) None of the Companies or any prior owner or lessee of any Owned Real Property, Leased Real Property, Contracted Real Property, or any real property previously owned or leased by any of the Companies has handled any Hazardous Material on any property now or previously owned or leased by any of the Companies and, without limiting the generality of the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned, and
(iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any Owned Real Property, Leased Real Property, Contracted Real Property or real property previously owned or leased by any of the Companies, during any period that any of the Companies owned or leased such property or prior thereto.

     (iii) None of the Companies has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any Action that could lead to claims against the Purchaser or any of the Companies for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

     (iv) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of any of the Companies and no Owned Real Property, Leased Real Property, Contracted Real Property or real property previously owned or leased by any of the

Companies is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

     (v) There are no Encumbrances (other than Permitted Encumbrances) arising under or pursuant to any Environmental Law or Governmental Order on any Owned Real Property, Leased Real Property, Contracted Real Property or real property previously owned or leased by any of the Companies, and no action of any Governmental Authority has been taken or is in process which could subject any of such properties to such Encumbrances, and none of the Companies is required to place any notice or restriction relating to the presence of Hazardous Material on any Owned Real Property in any deed to such property.

     (vi) There has been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, any of the Companies in relation to any Owned Real Property, Leased Real Property, Contracted Real Property or real property previously owned or leased by any of the Companies which have not been delivered to the Purchaser prior to the execution of this Agreement.

     SECTION 3.21. Affiliate Transactions. Except as disclosed in Section 3.16 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no Liabilities between any of the Companies, on the one hand, and any of the Sellers on the other, (ii) no Seller provides or causes to be provided any assets, services or facilities to any of the Companies, (iii) none of the Companies provides or causes to be provided any assets, services or facilities to any of the Sellers, and (iv) none of the Companies beneficially owns, directly or indirectly, any investment assets of any Seller. Except as disclosed in Section 3.16 of the Disclosure Schedule, since the Interim Balance Sheet Date all settlements of Liabilities between any of the Companies, on the one hand, and any of the Sellers on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

     SECTION 3.22. Constituent Documents. The Sellers have made available to the Purchaser true and accurate copies of the certificate or articles of incorporation, by-laws, certificate or articles of organization or operating agreement (or other comparable corporate constituent documents) of each Company, and all amendments thereto, in each case as in effect on the date hereof.

     SECTION 3.23. No Powers of Attorney. None of the Companies has any powers of attorney or comparable delegations of authority outstanding.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to each Seller as follows:

     SECTION 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance of this Agreement by the Purchaser does not and will not: (a) conflict with or violate the Certificate of Incorporation or By-laws (or other similar applicable documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, except as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate, or delay the consummation of, the transactions contemplated by this Agreement; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate, or delay the consummation of, the transactions contemplated by this Agreement.

     SECTION 4.03. Consents and Approvals. (a) Except for the approvals referred to in Section 4.03(b)(ii) hereof, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other person or entity, is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (i) applicable requirements, if any, of the HSR Act; and (ii) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications would not, individually or in the aggregate, prevent the Purchaser from performing its obligations under this Agreement and would not have a Material Adverse Effect.

     (b) The Purchaser knows of no reason why it (or its designee) would not receive (i) approval to operate adult care facilities under 18 NYCRR 485.6 and related laws and regulations, (ii) approval to operate a comprehensive personal care home under NJAC 8:36-2 and related laws and regulations, (iii) approval to operate a home health care services agency under 44 PHL 3605 and related laws and regulations and (iv) approval to operate a pharmacy under 16 EL 6808 and related laws and regulations.

     (c) The Purchaser acknowledges and agrees that (i) except as set forth in the Operating Agreement, after the Closing, the Sellers shall not have any obligation to obtain or maintain any operating licenses or certificates or any other approvals necessary for the operation of the business of the Companies as currently conducted; (ii) after the Closing, the Sellers' obligations to the Companies and the Companies' facilities shall be restricted solely to the obligations set forth in the Operating Agreement and in this Agreement; and
(iii) the Sellers shall not be liable for any failure on the part of the Purchaser or its Affiliates to obtain or maintain at any time any operating licenses or certificates or any other approvals necessary for the operation of any business of the Companies.

     SECTION 4.04. Absence of Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

     SECTION 4.05. Investment Purpose. The Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     SECTION 4.06. Financing. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement.

     SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth herein or in the Disclosure Schedule (including without limitation Section 5.01 thereof), between the date of this Agreement and the Closing Date, the Sellers will cause each Company to;

          (i) conduct its business only in the ordinary course consistent with past practice;

          (ii) use reasonable efforts to preserve the current relationships of the Companies with their respective customers, suppliers, distributors, officers and other key employees and other persons with which the Companies have significant business relationships;

          (iii) use all reasonable efforts to maintain the assets and properties of the Companies in good working order and condition, ordinary wear and tear excepted;

          (iv) continue all current sales, marketing and promotional activities relating to the business and operations of the Companies;

          (v) use, and will cause the Companies to use, all reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance in effect on the date hereof;

          (vi) cause the Companies to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws;

          (vii) promptly notify the Purchaser in writing of each receipt by the Sellers or any of the Companies (and furnish the Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor or other Person involving any Benefit Plan; and

          (viii) use all reasonable efforts to complete the Project under Construction and continue the Projects under Development, each substantially in accordance with the plans and projections disclosed to the Purchaser, or as otherwise permitted with the Purchaser's prior written consent, and each in compliance with applicable law.

     (b) Except as expressly provided in this Agreement or the Disclosure Schedule (including without limitation Section 5.01 thereof), between the date of this Agreement and the Closing Date, the Sellers will cause each Company not to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

          (i) except in the ordinary course of business consistent with past practice, create any Encumbrance of any kind on any properties or assets (whether tangible or intangible) of any Company, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to the Closing and (C) Encumbrances on assets having a value per Company not exceeding $100,000 and an aggregate amount not exceeding $500,000 for all Companies;

          (ii) except in the ordinary course of business consistent with past practice (A) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of any Company or (B) cancel any indebtedness owed to any Company, in the case of both (A) and (B) above, having an aggregate value, together with any such sale, assignment, transfer, lease, disposition or agreement with respect to the fixed assets of all Companies, exceeding $500,000;

          (iii) acquire (by merger, consolidation, or acquisition of stock, interests or assets) any Person or division thereof;

          (iv) except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money, (B) issue any debt securities or (C) assume, grant, guarantee or endorse, or make any other accommodation arrangement making any Company responsible for, the Liabilities of any Person (other than another Company), in the case of (A),
     (B) and (C) above, having an aggregate value for all Companies exceeding $500,000;

          (v) materially change any method of accounting or accounting practice used by any Company, other than such changes required by GAAP;

          (vi) issue or sell any additional shares of the capital stock of, interests or other equity interests in, any Company, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

          (vii) amend any Company's Certificate of Incorporation or By-laws or equivalent organization documents or take any action with respect to liquidation or dissolution of any Company;

          (viii) redeem any Shares or Membership Interests or pay any dividends or distributions thereon such that the aggregate amount of cash and cash equivalents remaining in the Companies is less than the aggregate amount of resident security deposits at the time of such dividend or distribution;

          (ix) except for agreements, arrangements or transactions in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any Affiliate of the Company;

          (x) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by any of the Companies or any contract to which any of the Companies is a party or by which any of their respective assets and properties is bound;

          (xi) except where related to the Projects, make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $250,000;

          (xii) except to the extent the aggregate value of such agreements does not exceed $100,000 or are terminable by a Company within 60 days of notice and without penalty, enter into any new rental, management, maintenance or other agreement affecting any of the Companies without the prior written consent of the Purchaser;

          (xiii) make any representation or promise, oral or written, to any officer, employee or consultant of the Companies concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

          (xiv) make any increase in the salary, wages or other compensation of
     (A) any officer, employee or consultant of the Companies whose annual salary is or, after giving to such change, would be $100,000 or more, or
     (B) of any other officer, employee or consultant of any of the Companies except in the ordinary course of business consistent with past practice;

          (xv) adopt, enter into, amend, modify or terminate (partially or completely) any Benefit Plan except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which such Company reasonably believes to be the least costly is chosen;

          (xvi) establish or modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement;

          (xvii) enter into, amend, modify or terminate (partially or completely), any contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Section 3.14(a)(i) of the Disclosure Schedule; or

          (xviii) agree to take any of the actions specified in this Section 5.01(b).

     SECTION 5.02. Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, each Seller shall, and the Sellers shall cause the officers, employees, auditors and agents of each Company to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties (owned or leased), books and records of each Company, provided that such officers, employees, agents or representatives are accompanied at all times by a Seller or a Seller's representative, and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of each Company as the Purchaser may from time to time reasonably request in order to assist the Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that the Purchaser shall not unreasonably interfere with any of the businesses or operations of any Company.

     (b) The Purchaser agrees that it shall preserve and keep all Books and Records in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, before the Purchaser shall dispose of any of such Books and Records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to each Seller, and each Seller shall be given an opportunity, at his or her cost and expense, to remove and retain all or any part of such Books and Records as such Seller may select.

     (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees

(without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Each Seller may reasonably require certain financial information relating to the business of any Company for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and the Purchaser agrees to furnish such information to such Seller at such Seller's request and expense.

     SECTION 5.03. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

     SECTION 5.04. Regulatory and Other Authorizations; Releases; Consents. (a) Each party hereto shall use all reasonable efforts to obtain all authorizations, consents, orders, permits, licenses and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of his, her or its obligations pursuant to, this Agreement and will use all reasonable efforts with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Each party hereto agrees to make, or cause to be made, if applicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

     (b) Without limiting the generality of the parties' undertakings pursuant to Section 5.04(a), each of the parties hereto shall use all reasonable efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

     (c) The Purchaser will use all reasonable efforts to assist each Seller in obtaining full releases from each beneficiary of each of the guarantees listed on Schedule 5.04(c) hereto (collectively, the "Guarantees"), including, without limitation, providing to such beneficiaries (A) replacement guarantees by the Purchaser on terms and conditions satisfactory to such beneficiaries, so long as such terms and conditions are not materially more onerous than the existing terms and conditions of the Guarantees, and (B) such financial statements and other financial information with respect to the Purchaser as such beneficiaries may reasonably request.

     (d) The Purchaser will use all reasonable efforts to assist each Seller in obtaining any consents of landlords necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation,
(i) providing to such landlords (A) guarantees by the Purchaser of the obligations of any Company under the Leases, so long as the terms and conditions thereof are not materially more onerous than the existing terms and conditions of such guarantees, and (B) such financial statements and other financial information with respect to the Purchaser as such landlords may reasonably request and (ii) agreeing to such adjustments to the terms of each lease not materially different from their present forms.

     SECTION 5.05. Investigation. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, each Company and its business, (ii) has been furnished with or given adequate access to such information about each Company and its business as it has requested, and (iii) will not assert any claim against any Seller or any of its agents, consultants, counsel, accountants, investment bankers or representatives, or hold any Seller or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to any Seller or any Company and its business, the representations and warranties contained in this Agreement) furnished by any Seller or any such persons concerning any Seller or any Company and its business.

     (b) In connection with the Purchaser's investigation of each Company and its business, the Purchaser has received from the Sellers certain projections and other forecasts for each Company and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against any Seller or any of its agents, consultants, counsel, accountants, investment bankers or representatives, or hold any Seller or any such persons liable, with respect thereto. Accordingly, each Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.05(b).

     SECTION 5.06. Disclosure. Each Seller agrees to disclose reasonably promptly to the Purchaser any facts or circumstances of which such Seller becomes aware that could reasonably be expected by such Seller to give rise to any Action that would be required to be disclosed pursuant to Section 3.09.

     SECTION 5.07. No Solicitation of Employees. Each Seller agrees that it shall not, during the period from the date hereof until the Closing Date and, if the Closing occurs, for a period of two years from the Closing Date, without the prior written consent of the Purchaser, directly or indirectly: (i) solicit on a specific or targeted basis for employment or employ any person who is an employee of any Company or negotiate for the employment of any such employee, provided that this clause (i) shall not prohibit any form of employment advertising or prevent the hiring of any individual who contacts any Seller, or
(ii) cause or attempt to cause any officer, employee or consultant of any of the Companies to resign or sever a relationship with such Company or Companies.

     SECTION 5.08. Intellectual Property. (a) The Sellers acknowledge that from and after the Closing the Intellectual Property Rights shall be owned by the Purchaser, that the Sellers shall have no rights thereto and that the Sellers will not contest the ownership or validity of any rights of the Purchaser thereto.

     (b) Except as expressly agreed in writing by the Purchaser or pursuant to any agreements and licenses between the Purchaser and the Sellers, from and after the Closing, the Sellers shall not use any of the Intellectual Property Rights.

     SECTION 5.09. Further Action. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

     SECTION 5.10. Operating Agreement. The Purchaser shall enter into an operating agreement with the Sellers at the Closing in the form attached hereto as Exhibit A (the "Operating Agreement") pursuant to which the Sellers shall operate the facilities owned by the Companies until the earlier of (a) such time as the Purchaser or its designee(s) shall be licensed to operate such facilities and (b) twenty-four months from the Closing Date. The

Purchaser shall pay to the Sellers (a) the Base Operation Fee described in the Operating Agreement in accordance with the terms of the Operating Agreement, and
(b) one-half of the Base Operation Fee for the period remaining from the date of termination of the Operating Agreement through December 31, 2003, upon the termination of the Operating Agreement.

     SECTION 5.11. Construction of Projects under Development. The Purchaser and the Sellers agree, and the Sellers shall cause NALPAK Construction, a New York corporation ("NALPAK"), to agree, to construct the Projects under Development pursuant to turnkey construction contracts on terms and conditions to be mutually agreed upon by the Purchaser and NALPAK, including, without limitation, that NALPAK will receive a fee equal to not less than 5% of the total costs of each Project under Development and a requirement that the Purchaser fund all costs and expenses incurred in developing each such Project under Development.

     SECTION 5.12. Pharmacy and Home Health Companies. (a) The Sellers and the Purchaser shall have the right, by giving written notice to the other no later than 60 days after the third anniversary of the Closing Date (such third anniversary being the "Expiration Date", and such notice being the "Put/Call Notice"), to cause the Sellers to sell to the Purchaser, or to cause the Purchaser to acquire from the Sellers, as applicable, all of the issued and outstanding shares of All-Care Pharmacy, Inc., a New York corporation, and Westbury Seniors, Inc., a New York corporation (collectively, the "Put/Call Entities"), for a purchase price equal to the greater of (a) $8,000,000 or (b) eight times the aggregate net income before income taxes of the Put/Call Entities, determined in accordance with GAAP, for the most recent twelve month period for which the Put/Call Entities have audited financial statements at the time the notice of the purchase and sale is provided. The principal terms and conditions of such purchase and sale, in addition to those set forth in this
Section 5.12, are set forth on Exhibit 5.12 hereto. If the Put/Call Notice has been delivered by the Sellers or the Purchaser in accordance with this subsection (a), the following provisions of this Section 5.12 will be applicable.

     (b) The closing on such purchase and sale shall take place as soon as reasonably possible after the Purchaser obtains all necessary approvals and consents from applicable Governmental Authorities relating to such transaction. The Sellers and the Purchaser shall use all reasonable efforts to obtain such approvals and consents as promptly as practicable following the delivery of the Put/Call Notice.

     (c) If such approvals and consents shall not have been obtained by the date that is six months after the date of delivery of the Put/Call Notice, (i) the Purchaser shall immediately deposit in escrow on terms and conditions mutually acceptable to the Sellers and the Purchaser (including, without limitation, that all interest on such escrowed amount shall be distributed monthly to the Sellers), an amount equal to $8,000,000 or, if such approvals or consents have not been obtained as a result of an action or intentional inaction by the Purchaser, the greater of $8,000,000 and eight times the aggregate net income before income taxes of the Put/Call Entities, determined as set forth in
Section 5.12(a) above (such escrowed amount being the "Put/Call Price") and (ii) the Seller shall have the right to sell the Put/Call Entities to any other Person (a "Third Party Sale").

     (d) Upon the closing of any Third Party Sale that is on terms and conditions, other than price, not substantially more favorable to the Sellers than those set forth on Exhibit 5.12 hereto and that is with respect to the sale of all the Put/Call Entities, the amount if any by which the Put/Call Price exceeds the price received by the Sellers in the Third Party Sale shall be released from escrow to the Sellers, ratably in accordance with each Seller's Pro Rata Share. The remainder of the escrowed amount shall be released to the Purchaser. In connection with a Third Party Sale, the Sellers shall consult with the Purchaser with respect to the optimal process for effecting such a sale and shall agree to sell the Put/Call Entities, on terms and conditions no less favorable to the Sellers than those described in Exhibit 5.12 hereto, to any bona fide Person recommended by the Purchaser. Notwithstanding the foregoing, in the event a Third Party Sale has not been consummated within six months of the date on which the Put/Call Price is deposited in escrow in accordance with subsection (c), the Put/Call Price shall be released from escrow to the Sellers.

     (e) In the period between the Closing Date and the latest of the Expiration Date, the date of the Third Party Sale or the date of release of the Put/Call Price from the escrow, at the option of the Sellers (i) to the extent permitted by law and consistent with existing agreements on the date hereof of the Purchaser (including agreements for facilities hereafter acquired by the Purchaser existing as of the date of such acquisition), All-Care Pharmacy, Inc., shall be the exclusive provider of pharmaceutical services and products to each of the Purchaser's facilities in the State of New York that are directly or indirectly more that 90% owned by the Purchaser and, (ii) to the extent permitted by law and consistent with existing agreements on the date hereof of the Purchaser (including agreements for facilities hereafter acquired by the Purchaser existing as of the date of such acquisition), Westbury Seniors, Inc., shall be the exclusive on-site home health care provider for each of the Purchaser's facilities in the State of New York that are directly or indirectly more that 90% owned by the Purchaser and, in that regard, shall charge for its services as set forth on Exhibit 5.12(f) hereto.

     SECTION 5.13. Taking. The Purchaser shall cause any funds received after the Closing Date by The Islandia Community for Seniors Operating Company, LLC, in an amount not to exceed $45,000, in respect of a public taking of real property, to be paid promptly to the Sellers.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

     SECTION 6.01. Employee Benefit Plans. On and after the Closing, except as otherwise expressly provided in this Agreement, the Purchaser shall, and shall cause each Company to, honor in accordance with their terms all Benefit Plans, as amended as permitted hereunder, and all other contracts, arrangements and commitments which apply to current or former employees or directors of such Company. On and after the Closing, the Benefit Plans in effect as of the Closing shall, subject to applicable law, the terms of this Agreement and the terms of such plans, remain in effect until such time as the Purchaser or the applicable Company, as the case may be, adopts new employee benefit plans and arrangements for the benefit of, or extends coverage under existing benefit plans and arrangements of the Purchaser to, employees of such Company. Notwithstanding the foregoing and except as otherwise provided in the applicable Benefit Plan, the Purchaser shall cause the employee benefit plans and arrangements maintained for current and former employees of each Company following the Closing to provide, through the second anniversary of the Closing, a level of compensation and benefits that is substantially comparable in the aggregate to that provided under the Benefit Plans as in effect immediately prior to the date of this Agreement; provided, however, that changes may be made to such plans to the extent necessary to comply with applicable law. The Purchaser shall also be required to cause the employees of each Company to receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Purchaser or such Company for service accrued or deemed accrued prior to the Closing with such Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.


                                   ARTICLE VII

                                   TAX MATTERS

     SECTION 7.01. Tax Indemnities. (a) From and after the Closing Date, each Seller agrees, on a several and not joint basis, up to its Pro Rata Share of such indemnified amounts, to indemnify the Purchaser and each Company against all Income Taxes imposed on or with respect to any Company for any taxable period or portion thereof that ends on or before the Closing Date, to the extent that such Income Taxes are in excess of the amount reserved for such Taxes on the Closing Balance Sheet; provided, however, that no indemnity shall be provided under this Agreement for the following: (i) any Income Taxes resulting from any transaction of such Company occurring on the Closing Date but after the Closing that is not in the ordinary course of business; (ii) any incremental Income Taxes incurred by the Sellers or Alandco as a result of the Elections contemplated by
Section 7.05 hereof; and (iii) any incremental Income Taxes arising from any election under Section 338 of the Code or similar provisions of state or local law other than the Elections. The Purchaser shall be responsible for, and shall indemnify the Sellers against, all Taxes for which the Purchaser is not indemnified under this Section 7.01.

     (b) Payment by the Sellers of any Income Taxes due under this Section 7.01 shall be made within ten days following written notice by the Purchaser that payment of such amounts to the appropriate tax authority is due, provided that the Sellers shall not be required to make any payment earlier than two days before such Taxes are due to the appropriate tax authority. If any Seller receives an assessment or other notice of Income Tax due with respect to any Company for any period ending on or before the Closing Date for which the Sellers are not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, and any such Seller is obligated by a taxing authority to pay such Tax prior to the Purchaser or a Company exercising its rights to contest such tax, then the Purchaser or such Company shall indemnify such Seller, within ten days following written notice to the Purchaser that such payment has been made to the appropriate taxing authority, for the amount of such Tax for which such Seller is not responsible. In the case of an Income Tax that is contested in accordance with the provisions of Section 7.03, payment of such Tax to the appropriate taxing authority will be considered due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court of proper jurisdiction.

     (c) For purposes of this Agreement, in the case of any Income Tax that is payable for a period that begins before the Closing Date and that ends after the Closing Date, the portion of any such Income Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date.

     SECTION 7.02. Refunds and Tax Benefits. (a) The Purchaser shall promptly pay to the Sellers any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser or any Company of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount paid by the Sellers under Section 7.01 hereof except to the extent such refunds are attributable to post-closing date tax attributes of the Purchaser or the Companies. The Purchaser shall, if any Seller so requests and at such Seller's expense, cause the relevant Company to file for and obtain any refund to which such Seller may be entitled under this
Section 7.02. The Purchaser shall permit such Seller to control (at such Seller's expense) the prosecution of any such refund claim, and shall cause the relevant Company to authorize by appropriate power of attorney such persons as such Seller shall designate to represent such entity with respect to such refund claim.

     (b) Any amount otherwise payable by the Sellers under Section 7.01 shall be reduced by any Tax benefit to the Purchaser or any Company, or any affiliate of the Purchaser or any Company, for a period or portion thereof beginning after the Closing Date (a "Post-Closing Date Tax Benefit") that arises in connection with any underlying adjustment that results in the obligation of the Purchaser or any Company, or any affiliate of the Purchaser or any Company, to pay Income Taxes for which the Sellers are responsible under Section 7.01 (such as a timing adjustment resulting in an Income Tax deduction for any Company for a period after the Closing Date), or in connection with the payment of such Taxes. If a payment is made by any Seller in accordance with Section 7.01, and if in a subsequent taxable year a Post-Closing Date Tax Benefit is realized by the Purchaser or any Company, or any affiliate of the Purchaser or any Company, (that was not previously taken into account to reduce an amount otherwise payable by such Seller under Section 7.01), the Purchaser shall promptly pay to such Seller, at the time of realization, the amount of such Post-Closing Date Tax Benefit to the extent that such amount would have resulted in a reduction in the obligations of such Seller under Section 7.01 if the Post-Closing Date Tax Benefit had been obtained in the year of such Seller's payment. A Post-Closing Date Tax Benefit will be considered to be realized for purposes of this Section
7.02 at the time that it is reflected on a Tax return of the Purchaser, any Company or any affiliate of the Purchaser or any Company.

     SECTION 7.03. Contests. (a) After the Closing Date, the Purchaser or any Company shall promptly notify each Seller, and a Seller shall promptly notify the Purchaser, upon learning of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on any Seller, the Purchaser or any Company which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 7.01. Such notice shall be in writing and shall contain factual information (to the extent known to the Sellers, Purchaser or such Company, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If a party fails to give prompt notice of an asserted Tax liability as required by this Section 7.03, then if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then the indemnifying party shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability.

     (b) Any Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.01 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). However, the Purchaser may, at its own expense, continue to participate in the contest. If any Seller elects to direct a Contest, it shall, within 30 calendar days of receipt of the Purchaser's notice of asserted Tax liability, notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause each Company or its respective successor or successors to cooperate, at such Seller's expense, in each phase of such Contest. If no Seller elects to direct the Contest or fails to notify the Purchaser of its election as herein provided, the Purchaser or any Company may pay, compromise or contest, at its own expense, such asserted Tax liability. However, in such case, neither the Purchaser nor any Company may settle or compromise any asserted Tax liability over the objection of any Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, any Seller may participate, at its own expense, in the Contest. If any Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause each Company or its respective successor promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) the designated representatives of such Seller to represent the Purchaser or such Company or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which such Seller would be liable under Section 7.01. Notwithstanding the foregoing, the Purchaser's prior consent, (which consent shall not be unreasonably withheld) shall be required for any settlement of a contest that increase items of income, or decreases items of loss, deduction or credit for the Purchaser or any Company in periods after the Closing Date.

     SECTION 7.04. Preparation of Tax Returns. The Sellers shall prepare and file (i) all Tax returns relating to each Company that are due on or before the Closing Date, and (ii) subject to the Purchaser's review, all Income Tax returns relating to each Company that are due after the Closing Date for any taxable period ending on or before the Closing Date. After the Closing, the Purchaser shall prepare or cause each Company to prepare all other Tax returns relating to each Company. Income Tax returns filed by the Purchaser for a taxable year that includes the Closing Date shall be prepared on a basis consistent with those prepared for prior tax years (unless counsel for the Purchaser determines that there is no reasonable basis in law therefor). With respect to any Income Tax return required to be filed by the Purchaser with respect to the Companies after the Closing Date, and as to which an amount of Income Tax is allocable to the Sellers under Section 7.01(c) hereof, the Purchaser shall provide the Sellers with a copy of such completed return, and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Income Tax shown on such return that is allocable to the Sellers pursuant to
Section 7.01(c) hereof, at least 30 days prior to the due date (including any extension thereof) for the filing of such return, and the Sellers shall have the right to review such return and statement prior to the filing of such return. the Purchaser agrees to consult with the Sellers and to attempt in good faith to resolve any issues arising as a result of the review of such return and statement by the Sellers.

     SECTION 7.05. Section 338(h)(10) Election. (a) At the option of the Purchaser, in connection with the sale of the Interests contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Internal Revenue Code to be made with respect to Alandco and shall cause corresponding elections to be made, where available, in any states where Alandco is doing business and is recognized as a "subchapter S corporation" in the same manner as provided by Federal income tax law (the "Elections"). The Sellers shall have no liability under Section 7.01 for, and the Purchaser shall indemnify and hold the Sellers harmless against, any actual or deemed election made by the Purchaser in connection with its acquisition of the Companies, other than the Elections. The Sellers and the Purchaser shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. The Sellers and the Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Code section 338 and comparable state tax rules.

     (b) For the purpose of making the Code section 338(h)(10) Election, the Purchaser shall compute and allocate the "modified aggregate deemed sales price" among the assets of Alandco in accordance with the provisions of Code section 338 and the Treasury Regulations thereunder (the "Allocation"), and shall deliver the Allocation to the Sellers for review and comment within 120 days of the due date for filing such Election. The Purchaser and the Sellers shall attempt in good faith to resolve any disputes with respect to the Allocation, and any resolution shall be final and binding on the parties. If the parties cannot resolve any such dispute within 60 business days of delivery of the Allocation by the Purchaser to the Sellers, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, the Sellers and the Purchaser. In such case, the independent accounting firm so selected shall make its own determination with respect to the items remaining in dispute, and the Sellers and the Purchaser shall be bound by the allocation of such items as determined by the independent accounting firm. The independent accounting firm shall make any determination within 30 business days after submission of the remaining disputed items. Any subsequent adjustments to the modified aggregate deemed sales price shall be reflected in the Allocation in a manner consistent with Code section 338 and the Treasury Regulations promulgated thereunder. The Sellers shall calculate gain or loss, if any, resulting from the Elections and the Purchaser shall calculate tax basis in the assets of Alandco in a manner consistent with the Allocation (as determined hereunder) and neither party shall take any position inconsistent with the Allocation in any tax return, schedule, estimate or otherwise; provided, however, that the Sellers shall be entitled to subtract their selling costs from the "modified aggregate deemed sales price" for purposes of calculating gain or loss and the Purchaser shall be entitled to add its acquisition costs to the "adjusted grossed-up basis" of the assets of Alandco for purposes of determining the basis of such assets.

     SECTION 7.06. Cooperation and Exchange of Information. Each Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies to provide such cooperation and information) in filing any Tax return, amended return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers shall make themselves available, and the Purchaser shall make its employees available (and shall cause the employees of the Companies to be available) on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Purchaser will retain all returns, schedules and work papers and all material records or other documents in its possession relating to Tax matters of any Company for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such returns. After such time, before the Purchaser shall dispose of any such documents, the Purchaser shall, by 90 days prior written notice to the Sellers, give any Seller the opportunity (at such Seller's expense) to remove and retain all or any part of such documents as such Seller may select. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     SECTION 7.07. Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all sales, use, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the sale of the Interests contemplated hereby but not any Taxes payable by the Sellers as a result of the Purchaser's payment of such Taxes.

     SECTION 7.08. Miscellaneous. (a) To the extent permitted by law, the parties agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.

     (b) Except for the representations contained in Section 3.15 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

     (c) For purposes of this Article VII, all references to the Purchaser, any Seller and any Company include successors.

     (d) The obligations of the parties pursuant to this Article VII shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to extensions thereof).

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     SECTION 8.01. Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate of the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Interests contemplated hereby shall have expired or shall have been terminated;

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if any Seller has directly or indirectly solicited or encouraged any such action;

          (d) Assumption of Guarantees. The Purchaser shall have assumed or replaced the Guarantees in their entirety;

          (e) Stock Options. Each Seller shall have received its Pro Rata Share of 400,000 options to purchase stock of CareMatrix pursuant to the Stock Option Agreement in the form attached hereto as Exhibit 8.01(e) and a duly executed counterpart of such Stock Option Agreement shall have been delivered to such Seller;

          (f) Other Governmental Approvals. The Sellers shall have obtained the approval of the New Jersey Department of Health and Senior Services Division of Long Term Care Systems Development and Quality to the sale of Alandco by the Sellers to the Purchaser pursuant to this Agreement and the performance of the obligations of the Sellers pursuant to the Operating Agreement and such approval shall be in form and substance reasonably satisfactory to the Sellers and shall not be subject to the satisfaction of any condition that has not been satisfied or waived; and

          (g) Operating Agreement. The Purchaser shall have delivered to each Seller duly executed counterparts of the Operating Agreement.

     SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of each Seller contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of such Seller which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by each Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of each Seller as to the matters set forth in clauses (i) and (ii) above signed by such Seller;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Interests contemplated hereby shall have expired or shall have been terminated;

          (c) Other Governmental Approvals. The Purchaser shall have obtained the approval of the New Jersey Department of Health and Senior Service Division of Long Term Care Systems Development and Quality to the acquisition by the Purchaser of Alandco from the Sellers pursuant to this Agreement and the performance of the obligations of the Sellers pursuant to the Operating Agreement and such approval shall be in form and substance reasonably satisfactory to the Purchaser and shall not be subject to the satisfaction of any condition that has not been satisfied or waived;

          (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other

     Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such action; and

          (e) Operating Agreement. The Sellers shall have delivered duly executed counterparts of the Operating Agreement.

          (f) Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Sellers of their obligations under this Agreement and the Operating Agreement or to the consummation by the Sellers of the transactions contemplated hereby and thereby as are required under any contract to which any of the Sellers or the Companies is a party or by which any of their respective assets and properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect, (a) shall have been obtained,
     (b) shall be in form and substance reasonably satisfactory to the Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect; provided, however, that in the event the consent of any party to any of the loan agreements or mortgages set forth in Section 3.05 of the Disclosure Schedule is not obtained to such performance or consummation (the "Debt Consents"), the Sellers shall have the right to elect to reduce the purchase price by an amount equal to the amount of any prepayment penalty incurred as a result of the prepayment of any amounts owing under such loan agreement or mortgage and, if such election is made, the condition set forth in this Section 8.02(f) will be deemed satisfied with respect to any such loan agreement or mortgage.

          (g) Good Standing Certificates. The Sellers shall have delivered to the Purchaser (a) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of the Companies certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation, and (b) certificates from the Secretary of State or other appropriate official of the respective jurisdiction of incorporation to the effect that each of the Companies is in good standing or subsisting in such jurisdiction, listing all charter documents of the Companies on file and attesting to its payment of all franchise or similar Taxes.

          (h) Resignations of Directors and Officers. Such members of the boards of directors and such officers of the Companies as are designated in a written notice delivered at least two (2) Business Days prior to the Closing Date by the Purchaser to the Sellers shall have tendered, effective at the Closing, their resignations as such directors and officers.


                                   ARTICLE IX

                                 INDEMNIFICATION

     SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Seller or the Purchaser, for a period of one year after the Closing Date; provided, however, that the covenants and agreements set forth in Sections 2.04, 5.02(b), 5.02(c), 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.11, 5.12 and 5.13 and
Articles VI, VII, IX and XI shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely.

     SECTION 9.02. Indemnification by the Purchaser. (a) The Purchaser agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify each Seller and its agents, successors and assigns (as used in this Section 9.02, each a "Seller Indemnified Party") against and hold each Seller Indemnified Party harmless from all Losses arising out of (i) the breach of any representation or warranty contained in Article IV, (ii) the breach of any covenant or agreement of the Purchaser herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII) and (iii) the conduct of the business of each Company by the Purchaser following the Closing. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01.

     (b) The indemnification obligations of the Purchaser pursuant to Section 9.02(a)(i) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 9.02(a)(i) exceeds $3,000,000 (the "Purchaser's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Purchaser's Threshold Amount. In addition, no claim may be made against the Purchaser for indemnification pursuant to Section 9.02(a)(i) with respect to any individual item of Loss, unless such item exceeds $250,000, nor shall any such item which does not exceed $250,000 be applied to or considered part of the Purchaser's Threshold Amount. The indemnification obligations of the Purchaser pursuant to Section 9.02(a)(i) shall be effective only until the dollar amount paid by the Purchaser in respect of all Losses indemnified against under Section 9.02(a)(i) aggregates to an amount equal to $15,000,000. For the purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefits to such Seller Indemnified Party, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by any such Seller Indemnified Party from any third party with respect thereto and (iii) net of any adjustments to the Purchase Price pursuant to Section 2.04 with respect to the subject matter in dispute.

     (c) Payments by the Purchaser to any Seller Indemnified Party pursuant to
Section 9.02(a) shall be limited to the amount of any Losses that remains after deducting therefrom (i) any Tax benefit to such Seller Indemnified Party and
(ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by such Seller Indemnified Party from any third party with respect thereto. If a payment is made by the Purchaser to any Seller Indemnified Party in accordance with this Section 9.02, and if in a subsequent taxable year a Tax benefit is realized by such Seller Indemnified Party (that was not previously taken into account to reduce an amount otherwise payable by the Purchaser to such Seller Indemnified Party under this Section 9.02), such Seller Indemnified Party shall pay to the Purchaser at the time of such realization the amount of such Tax benefit to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Purchaser under Section 9.02 if the Tax benefit had been obtained in the year of such payment. A Tax benefit will be considered to be realized for purposes of this Section 9.02 at the time that it is reflected on a Tax return of the applicable Seller Indemnified Party.

     SECTION 9.03. Indemnification by the Sellers. (a) Each Seller agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, on a several not joint basis, up to its Pro Rata Share of such indemnified amounts, to indemnify the Purchaser and its Affiliates (including, without limitation, the Companies) (as used in this Section 9.03, each a "Purchaser Indemnified Party") against and hold each Purchaser Indemnified Party harmless from all Losses arising out of (i) the breach of any representation or warranty of such Seller contained in Article III (other than Section 3.15, it being understood that the sole remedy for breach thereof shall be pursuant to
Article VII) and (ii) the breach by such Seller of any covenant or agreement of such Seller contained herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII). Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against any Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01.

     (b) The indemnification obligations of the Sellers pursuant to Section 9.03(a)(i) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 9.03(a)(i) exceeds $3,000,000 (the "Sellers' Threshold Amount"), and then only to the extent such aggregate amount exceeds the Sellers' Threshold Amount. In addition, no claim may be made against any Seller for indemnification pursuant to Section 9.03(a)(i) with respect to any individual item of Loss, unless such item exceeds $250,000, nor shall any such item which does not exceed $250,000 be applied to or considered part of the Sellers' Threshold Amount. The indemnification obligations of each Seller pursuant to Section 9.03(a)(i) shall be effective only until the dollar amount paid by all Sellers in respect of all Losses indemnified against under Section 9.03(a)(i) aggregates to an amount equal to $15,000,000. For the purposes of this Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Post-Closing Date Tax Benefit, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by any Purchaser Indemnified Party from any third party with respect thereto and (iii) net of any adjustments to the Purchase Price pursuant to
Section 2.04 with respect to the subject matter in dispute. The limitations imposed by this Section 9.03(b) shall not be applicable to any loss relating to Taxes, which shall be governed exclusively by Article VII.

     (c) Payments by any Seller pursuant to Section 9.03(a) shall be limited to such Seller's Pro Rata Share of the amount of any Losses that remains after deducting therefrom (i) any Post-Closing Date Tax Benefit, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by any Purchaser Indemnified Party from any third party with respect thereto and
(iii) any adjustments to the Purchase Price pursuant to Section 2.04 with respect to the subject matter in dispute. If a payment is made by any Seller in accordance with this Section 9.03, and if in a subsequent taxable year a Post-Closing Date Tax Benefit is realized by any Purchaser Indemnified Party or any Affiliate of any Purchaser Indemnified Party (that was not previously taken into account to reduce an amount otherwise payable by such Seller under Section 9.03), the Purchaser shall promptly pay to such Seller at the time of realization, the amount of such Post-Closing Date Tax Benefit to the extent that such amount would have resulted in a reduction in the obligations of such Seller under this Section 9.03 if the Post-Closing Date Tax Benefit had been obtained in the year of such Seller's payment. A Post-Closing Date Tax Benefit will be considered to be realized for purposes of this Section 9.03 at the time that it is reflected on a Tax return of any Purchaser Indemnified Party or any Affiliate of any Purchaser Indemnified Party.

     SECTION 9.04. Indemnification Procedures. (a) A Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be (for purposes of this Section 9.04, an "Indemnified Party"), shall give the indemnifying party under Section
9.02 or 9.03, as applicable (for purposes of this Section 9.04, an "Indemnifying Party"), prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which the Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of such Indemnified Party shall be paid by such Indemnified Party. Such Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse such Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, such Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the last sentence of this Section 9.02(a), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such liability. If the Indemnifying Party shall fail to defend against such claim or proceeding, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, such Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If such Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.04(a) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

     (b) Each party hereto hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the other parties hereto or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement.

     (c) Except as set forth in this Agreement, the parties hereto are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the purchase and sale of the Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby, unless required by law.

     (d) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have any liability under any provision of this Agreement for, and in no event shall the Seller's Threshold Amount be applied to, any consequential damages. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of each Seller and the Purchaser;

          (b) by either the Sellers jointly or the Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale of the Interests hereunder and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 10.01(b) shall not be available to any party unless such party shall have complied with its obligations under Section
     5.04 or otherwise used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

          (c) by either the Sellers or the Purchaser, if the Closing shall not have occurred prior to October 31, 1998; provided, however, that (i) in the event the Sellers notify the Purchaser that the Debt Consents will not be obtained, such date will be the later of October 31, 1998 and the date that is 60 days following such notification by the Sellers and (ii) the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this

     Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          Time shall be of the essence in this Agreement.

     SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 5.03 and Section 11.01 and (b) that nothing herein shall relieve either party from liability for any willful breach hereof.

     SECTION 10.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.01. Expenses. (a) All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     (b) Notwithstanding the foregoing, if the Closing does not occur because of a breach by a party hereto, such party will reimburse the other parties (as their sole and exclusive remedy hereunder) for their out-of-pocket costs and expenses, including, without limitation, fees and expenses of counsel, financing and accountants and disbursements of financial advisors, incurred in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

     SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

     (a) if to Robert Kaplan:

         265 Post Avenue
         Suite 240
         Westbury, New York  11590
         Telecopier:  (516) 997-9186;

         if to Deborah Kaplan-Brooks:

         265 Post Avenue
         Suite 240
         Westbury, New York  11590
         Telecopier:  (516) 997-9186;

         if to Barton Kaplan:

         265 Post Avenue
         Suite 240
         Westbury, New York  11590
         Telecopier:  (516) 997-9186;

         if to Edward Kaplan:

         265 Post Avenue
         Suite 240
         Westbury, New York  11590
         Telecopier:  (516) 997-9186;

         with a copy, in each case, to:

         Shearman & Sterling
         599 Lexington Avenue
         New York, New York  10022
         Attention:  Clare O'Brien, Esq.
         Telecopier:  (212) 848-7179

     (b) if to the Purchaser or CareMatrix:

         CareMatrix of Massachusetts, Inc.
         197 First Avenue
         Needham, Massachusetts 02194

         Attention: Chief Executive Officer
         Telecopier: (781) 433-1190;

         with a copy to:

         CareMatrix of Massachusetts, Inc.
         197 First Avenue
         Needham, Massachusetts 02194
         Attention: General Counsel
         Telecopier: (781) 433-1073

         Cadwalader Wickersham & Taft
         100 Maiden Lane
         New York, New York 10038
         Attention:  Francis J. Serbaroli, Esq.
         Telecopier: (212) 504-6666

     SECTION 11.03. Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties hereto shall cooperate as to the timing and contents of any such announcement. Each party hereto acknowledges that the other intends to make a public announcement with respect to this Agreement as soon as reasonably possible after its execution, and the parties agree to cooperate with each other in making such announcement. Each party hereto agrees that such public announcement shall be subject to the other parties' prior reasonable approval.

     SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 11.06. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between each Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

     SECTION 11.07. Assignment. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that the Purchaser may assign all or any portion of its rights and obligations under this Agreement to one or more direct or indirect Affiliates of the Purchaser without the consent of the Sellers so long as, in the event of such assignment, the Purchaser will remain liable for any obligations hereunder not performed by such assignee or assignees; provided, however, that any Seller may assign all or any portion of its rights and obligations under this Agreement to a charitable trust without the consent of the Purchaser, so long as, in the event of such assignment, such Seller remains liable for any obligations hereunder not performed by such assignee.

     SECTION 11.08. No Third-Party Beneficiaries. Except as specifically provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted successors, assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.09. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by each party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

     SECTION 11.10. Guarantee. CareMatrix, hereby guarantees the performance by the Purchaser (or any of its assignees pursuant to Section 11.07) of all the Purchaser's obligations hereunder, including, without limitation, all indemnity obligations hereunder. In connection with such guarantee, CareMatrix hereby represents and warrants to the Sellers (i) that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder, (ii) that the execution and delivery of this Agreement by CareMatrix and the performance of its obligations hereunder have been duly authorized by all requisite corporate action on the part of CareMatrix and (assuming due authorization, execution and delivery by the Sellers and the Purchaser) constitutes a legal, valid and binding obligation of CareMatrix enforceable against CareMatrix in accordance with its terms.

     SECTION 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

     SECTION 11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed wholly in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in Nassau County in the State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

     SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, each Seller and the Purchaser (by, in the case of the Purchaser, its respective officers thereunto duly authorized) have caused this Agreement to be executed as of the date first written.

                                       ROBERT KAPLAN


                                       By /s/ Robert Kaplan
                                          ------------------------------
                                          Name:
                                          Title:


                                       DEBORAH KAPLAN-BROOKS



                                       By /s/ Deborah Kaplan-Brooks
                                          ------------------------------
                                          Name:
                                          Title:


                                       BARTON KAPLAN



                                       By /s/ Barton Kaplan
                                          ------------------------------
                                          Name:
                                          Title:


                                       CAREMATRIX CORPORATION


                                       By /s/ Robert M. Kaufman
                                          ------------------------------
                                          Name: Robert M. Kaufman
                                          Title: CEO

                                       EDWARD KAPLAN


                                       By /s/ Edward Kaplan
                                          ------------------------------
                                          Name:
                                          Title:


                                       CAREMATRIX OF MASSACHUSETTS, INC.



                                       By /s/ Robert M. Kaufman
                                          ------------------------------
                                          Name: Robert M. Kaufman
                                          Title: CEO